Exhibit 99.4

ELECTRO ENERGY, INC.

REGISTRATION RIGHTS AGREEMENT

                THIS REGISTRATION RIGHTS AGREEMENT, dated as of December 7, 2007 (this “Agreement”), is made by and between Electro Energy, Inc., a Florida corporation, with headquarters located at 30 Shelter Rock Road, Danbury, Connecticut 06810 (the “Company”), and The Quercus Trust (the “Purchaser”).

W I T N E S S E T H:

                WHEREAS, upon the terms and subject to the conditions of the Debenture and Warrant Purchase Agreement, dated as of even date herewith, between the Company and the Purchaser (the “Purchase Agreement”) (capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement), the Company has agreed to issue and sell to the Purchaser a Debenture and a Warrant;

                WHEREAS, the Debenture is convertible into shares of Common Stock (the “Conversion Shares”); which term, for purposes of this Agreement, shall (i) include shares of Common Stock of the Company issuable in payment of accrued interest through the Maturity Date of the Debenture, as that term is defined in and as contemplated by the Debenture) upon the terms and subject to the conditions contained in the Debenture and (ii) shares of Common Stock of the Company representing payments to the Purchaser in the event of the Company’s failure to file a Registration Statement by the Required Filing Date, as those terms are defined herein;

                WHEREAS, the Company has agreed to issue the Warrant to the Purchaser in connection with the issuance of the Debenture, and the Warrant may be exercised for the purchase of shares of Common Stock (the “Warrant Shares”) upon the terms and conditions of the Warrant; and

                WHEREAS, to induce the Purchaser to execute and deliver the Purchase Agreement, the Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (collectively, the “Securities Act”), with respect to the Registrable Securities (as defined below);

                NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Purchaser hereby agree as follows:

                1.        Definitions. As used in this Agreement, the following terms shall have the following meanings:

                (a)      “Closing Date” means the date of the final closing of the purchase and sale of the Debenture and Warrant.

                (b)      “Effective Date” means the date the SEC declares a Registration Statement covering Registrable Securities and otherwise meeting the conditions contemplated hereby to be effective.

                (c)      “Principal Trading Market” shall mean the Nasdaq Capital Market or other national quotation system, The National Association of Securities Dealers Inc.’s Over-The-Counter Bulletin Board, the Pink Sheets, or a national securities exchange.

                (d)      “Register,” “Registered,” and “Registration” refer to a registration effected by preparing and filing a Registration Statement or Statements in compliance with the Securities Act and pursuant to Rule 415 under the Securities Act or any successor rule providing for offering securities on a continuous basis (“Rule 415”), and the declaration or ordering of effectiveness of such Registration Statement by the United States Securities and Exchange Commission (the “SEC”).

                (e)      “Registrable Securities” means the Conversion Shares and the Warrant Shares, provided that all such shares shall cease to be Registrable Securities at such time as they have been sold under a Registration Statement or pursuant to Rule 144 under the Securities Act or otherwise or at such time as they are eligible to be sold pursuant to Rule 144 (without volume limitations).

                (f)      “Registration Statement” means a registration statement of the Company under the Securities Act covering Registrable Securities on Form S-3, if the Company is then eligible to file using such form, and if not eligible, on such other appropriate form.

                2.        Registration.

                (a)       Mandatory Registration. The Company shall prepare and file with the SEC, as soon as possible after the Closing Date but no later than ninety (90) days after the Closing Date (the “Required Filing Date”), a Registration Statement registering for resale by the Purchaser a number of shares of Common Stock for the Purchaser to sell the Registrable Securities, but in no event less than (i) the number of shares equal to the Conversion Shares at the time of filing of such Registration Statement and (ii) the number of Warrant Shares which would be issuable on exercise of the Warrant at its initial exercise price. The Registration Statement shall state that, in accordance with Rule 416 and 457 under the Securities Act, it also covers such indeterminate number of additional shares of Common Stock as may become issuable upon conversion of the Debenture and the exercise of the Warrants to prevent dilution resulting from stock splits or stock dividends. The Company will use its reasonable best efforts to cause such Registration Statement to be declared effective. In addition, the Company shall promptly prepare and file with the SEC (i) such amendments (including post-effective amendments) and supplements to such Registration Statement or (ii) an additional Registration Statement in the event that the original Registration Statement does not cover all of the shares of Common Stock described above (including, without limitation, as a result of a conversion of the Debenture and the exercise of the Warrants).

                (b)       Payments by the Company.

                           (i)       Subject to Section 3 below, if the Registration Statement covering the Registrable Securities is not filed with the SEC by the Required Filing Date, the Company will make payment to the Purchaser in such amounts and at such times as shall be determined pursuant to this Section 2(b).

                           (ii)      If the Purchaser fails to respond to any SEC comment letter within thirty (30) calendar days of receipt (the “Required Response Date”), then the Company will make payments to the Purchaser in such amounts and at such times as shall be determined pursuant to this Section 2(b).

                           (iii)     The amount (the “Periodic Amount”) to be paid by the Company to the Purchaser shall be determined as of each Computation Date (as defined below) and such Periodic Amount shall be equal to 2% of the principal amount of the Debenture outstanding for the period from the date following each of the relevant Required Filing Date or the Required Response Date, as the case may be, to the first relevant Computation Date, and thereafter to each subsequent Computation Date (prorated on a daily basis if such period is less than thirty (30) days); provided, however, that such Periodic Amounts shall cease after six (6) months from the initial Computation Date. The parties acknowledge that the failure to comply on a timely basis with the provisions related to both the Required Filing Date and the Required Response Date would result in a maximum payment of twelve (12%) percent of the then outstanding principal amount of the Debenture.

                           (iv)      Each Periodic Amount will be payable by the Company, and at the option of the Company, in cash or in Conversion Shares (1) on the day after the Required Filing Date or the Required Response Date, as the case may be, and (2) each thirtieth day thereafter.

                           (v)       The parties acknowledge that the damages which may be incurred by the Purchaser if the Registration Statement is not filed by the Required Filing Date or an SEC comment letter has not been responded to by a Required Response Date, may be difficult to ascertain. The parties agree that the Periodic Amounts represent a reasonable estimate on the part of the parties, as of the date of this Agreement, of the amount of such damages.

                           (vi)      Notwithstanding the foregoing, the amounts payable by the Company pursuant to this provision shall not be payable to the extent any delay in the filing of the Registration Statement or any delay in filing a response to an SEC comment letter occurs because of an act of, or a failure to act or to act timely by the Purchaser or its counsel.

                           (vii)     “Computation Date” means (A) the date which is the earlier of (1) thirty (30) days after the Required Filing Date or Required Response Date, as the case may be, or (2) the date after the Required Filing Date on which the Registration Statement is filed (with respect to payments due as contemplated by Section 2(b)(i) hereof) or the date after the Required Response Date on which an SEC comment letter is responded to (with respect to payments due as contemplated by Section 2(b)(ii) hereof), as the case may be, and (B) each date which is the earlier of (1) thirty (30) days after the previous Computation Date or (2) the date after the previous Computation Date on which the Registration Statement is filed (with respect to payments due as contemplated by Section 2(b)(i) hereof) or an SEC comment letter is responded to (with respect to payments due as contemplated by Section 2(b)(ii) hereof), as the case may be.

                3.        Rule 415.

                (a)       Notwithstanding anything to the contrary contained in this Agreement, if the staff of the SEC (the “Staff”) or the SEC seeks to characterize any offering pursuant to a Registration Statement filed pursuant to this Agreement as constituting a primary offering of securities by or on behalf of the Company, or in any other manner, such that the Staff or the SEC does not permit such Registration Statement to become effective and used for resales in a continuous at the market offering pursuant to Rule 415 under the Securities Act by the Purchaser (or as otherwise may be acceptable to the Purchaser) without being named therein as “underwriters” (a “Resale Registration Statement>”), and the Company has used its reasonable efforts to contest such determination, then the Company shall have the right to reduce the number of Registrable Securities to be included in such Registration Statement by the Purchaser, to the extent that the Staff or the SEC shall permit such Registration Statement to become effective as a Resale Registration Statement. In making such reduction, the Company shall reduce the number of Registrable Securities to be included by all holders on a pro rata basis (based upon the number of Registrable Securities otherwise required to be included for each holder), unless the inclusion of Registrable Securities by a particular holder or a particular type of holders is the cause of the refusal by the Staff or the SEC to allow such Registration to become effective as a Resale Registration Statement, in which event the Registrable Securities held by such holder or type of holders shall be the only Registrable Securities subject to reduction (and if by a set of holders on a pro rata basis with respect to such holders or on such other basis as would result in the exclusion of the least number of shares by all such holders). In addition, if the Staff or the SEC the Purchaser to be identified as an “underwriter” in order to permit such Registration Statement to become effective, and the Purchaser does not consent to being so named as an underwriter in such Registration Statement, then, in each such case, the Company shall be entitled to reduce the total number of Registrable Securities to be registered on behalf of the Purchaser, until such time as the Staff or the SEC does not require such identification.

                (b)       If any reduction in the number of Registrable Securities included in a Registration Statement is made pursuant to paragraph (a) above, then the Purchaser shall have no claim against the Company as a result of such reduction or any event or other delay or breach of this Agreement attributable primarily to the refusal of the Staff or the SEC to permit the Registration Statement to become effective as a Resale Registration Statement, nor shall any such reduction entitle the Purchaser to require the Company to pay any amount pursuant to Section 2(b) hereof or otherwise provide the basis for any claim by the Purchaser against the Company pursuant to this Agreement, except to the extent the Company fails to comply with this Section 3.

                (c)       In the event of any reduction in Registrable Securities pursuant to this Section 3, the Purchaser shall have the right, upon delivery of a written request to the Company, to require the Company to file a Resale Registration Statement under Rule 415 within 90 days after its receipt of such request (subject to any restrictions imposed by Rule 415 or required by the Staff or the SEC) for resale by the Purchaser in a manner reasonably acceptable to the Purchaser, and the Company shall following such request use its commercially reasonable efforts to cause such registration statement to be declared and kept effective in the same manner as otherwise contemplated in this Agreement for Registration Statements hereunder (it being understood that the special demand right under this sentence may be exercised by the Purchaser multiple times and with respect to limited amounts of Registrable Securities to the extent limitations are required in order to permit the resale thereof by the Purchaser pursuant to a Resale Registration Statement as contemplated above).

                4.        Obligations of the Company. In connection with the registration of the Registrable Securities, the Company shall do each of the following:

                (a)       Prepare promptly, and file with the SEC by the Required Filing Date a Registration Statement with respect to not less than the number of Registrable Securities provided in Section 2(a) above, and thereafter use its reasonable best efforts to cause such Registration Statement relating to Registrable Securities to become effective and keep the Registration Statement effective at all times during the period (the “Registration Period”) continuing until the earlier of (i) the date when the Purchaser may sell all Registrable Securities under Rule 144 without volume or other restrictions or limits or (ii) the date the Purchaser no longer owns any of the Registrable Securities, which Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading;

                (b)       Prepare and file with the SEC such amendments (including post-effective amendments) and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to keep the Registration Statement effective at all times during the Registration Period, and, during the Registration Period, comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities of the Company covered by the Registration Statement until such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in the Registration Statement;

                (c)       Permit a single firm of counsel designated by the Purchaser to review, at the Purchaser’s expense, the Registration Statement and all amendments and supplements thereto a reasonable period of time (but not less than three (3) business days) prior to their filing with the SEC, and not file any document in a form to which such counsel reasonably objects, at Purchaser’s expense;

                (d)       Notify the Purchaser and the Purchaser’s counsel and any managing underwriters immediately (and, in the case of (i)(A) below, not less than three (3) business days prior to such filing) and (if requested by any such person) confirm such notice in writing no later than one (1) business day following the day (i)(A) when a Prospectus or any Prospectus supplement or post-effective amendment to the Registration Statement is proposed to be filed; (B) whenever the SEC notifies the Company whether there will be a “review” of such Registration Statement; (C) whenever the Company receives (or a representative of the Company receives on its behalf) any oral or written comments from the SEC in respect of a Registration Statement (copies or, in the case of oral comments, summaries of such comments shall be promptly furnished by the Company to the Purchasers); and (D) with respect to the Registration Statement or any post-effective amendment, when the same has become effective; (ii) of any request by the SEC or any other Federal or state governmental authority for amendments or supplements to the Registration Statement or Prospectus or for additional information; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement covering any or all of the Registrable Securities or the initiation of any proceedings for that purpose; (iv) if at any time any of the representations or warranties of the Company contained in any agreement (including any underwriting agreement) contemplated hereby ceases to be true and correct in all material respects; (v) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose; and (vi) of the occurrence of any event that to the best knowledge of the Company makes any statement made in the Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to the Registration Statement, Prospectus or other documents so that, in the case of the Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. In addition, the Company shall furnish the Purchaser’s counsel with copies of all intended written responses to the comments contemplated in clause (C) of this Section 4(d) not later than one (1) business day in advance of the filing of such responses with the SEC so that the Purchasers shall have the opportunity to comment thereon, if relevant to the Purchaser;

                (e)       Furnish the Purchaser and to Purchaser’s counsel (i) promptly after the same is prepared and publicly distributed, filed with the SEC, or received by the Company, one (1) copy of the Registration Statement, each preliminary prospectus and prospectus, and each amendment or supplement thereto, and (ii) such number of copies of a prospectus, and all amendments and supplements thereto and such other documents, as such Purchaser may reasonably request in order to facilitate the disposition of the Registrable Securities owned by the Purchaser;

                (f)       As promptly as practicable after becoming aware thereof, notify each Purchaser of the happening of any event of which the Company has knowledge, as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and use its best efforts promptly to prepare a supplement or amendment to the Registration Statement or other appropriate filing with the SEC to correct such untrue statement or omission, and deliver a number of copies of such supplement or amendment to the Purchaser as the Purchaser may reasonably request;

                (g)       As promptly as practicable after becoming aware thereof, notify the Purchaser who holds the Registrable Securities being sold (or, in the event of an underwritten offering, the managing underwriters) of the issuance by the SEC of a Notice of Effectiveness or any notice of effectiveness or any stop order or other suspension of the effectiveness of the Registration Statement at the earliest possible time;

                (h)       Use its reasonable efforts to secure and maintain the designation of all the Registrable Securities covered by the Registration Statement on the Principal Trading Market within the meaning of Rule 11Aa2-1 of the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the quotation of the Registrable Securities on the Principal Trading Market;

                (i)       Cooperate with the Purchaser to facilitate the timely preparation and delivery of certificates for the Registrable Securities to be offered pursuant to the Registration Statement and enable such certificates for the Registrable Securities to be in such denominations or amounts as the case may be, as the Purchaser may reasonably request, and, within five (5) business days after a Registration Statement which includes Registrable Securities is ordered effective by the SEC, the Company shall deliver, and shall cause legal counsel selected by the Company to deliver, to the transfer agent for the Registrable Securities (with a copy to Purchaser’s counsel) an appropriate instruction and opinion of such counsel;

                (j)       For a period of 30 days from the Effective Date, not file a registration statement covering any additional shares of Common Stock (excluding on Form S-4 or Form S-8, or an amendment or supplement to a previously-filed registration statement); and

                (k)       Take all other reasonable actions necessary to expedite and facilitate disposition by the Purchaser of the Registrable Securities pursuant to the Registration Statement.

                5.        Obligations of the Purchaser. In connection with the registration of the Registrable Securities, the Purchaser shall have the following obligations:

                (a)       The Purchaser, by the Purchaser’s acceptance of the Registrable Securities, agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of the Registration Statement hereunder, unless the Purchaser has notified the Company in writing of the Purchaser’s election to exclude all of the Purchaser’s Registrable Securities from the Registration Statement; and

                (b)       The Purchaser agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4(f) or 4(g), above, the Purchaser will immediately discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until the Purchaser’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 4(f) or 4(g) and, if so directed by the Company, the Purchaser shall deliver to the Company (at the expense of the Company) or destroy (and deliver to the Company a certificate of destruction) all copies in the Purchaser’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice, provided that the Purchaser may retain one archival copy (to the extent such prospectus is not filed with the SEC).

                6.        Expenses of Registration.

                (a)       All expenses (other than (i) underwriting discounts and commissions of the Purchaser and (ii) expenses of the Purchaser’s counsel incurred in connection with registrations, filings or qualifications pursuant to Section 4), but including, without limitation, all registration, listing, and qualifications fees, printers and accounting fees, the fees and disbursements of counsel for the Company shall be borne by the Company.

                (b)       The Company has not, as of the date hereof, nor shall the Company on or after the date of this Agreement, enter into any agreement with respect to its securities that is inconsistent with the rights granted to the Purchaser in this Agreement or the Purchase Agreement, except as disclosed therein.

                7.        Indemnification. After Registrable Securities are included in a Registration Statement under this Agreement:

                (a)       To the extent permitted by law, the Company will indemnify and hold harmless, the Purchaser, the directors, if any, of the Purchaser, the officers, if any, of the Purchaser (each, an “Indemnified Party”), against any losses, claims, damages, liabilities or expenses (joint or several) incurred (collectively, “Claims”) to which any of them may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Claims (or actions or proceedings, whether commenced in respect thereof) arise out of or are based upon: (i) any untrue statement or untrue statement of a material fact contained in the Registration Statement or any post-effective amendment thereof or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or untrue statement of a material fact contained in the final prospectus (as amended or supplemented, if the Company files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in the light of the circumstances under which the statements therein were made, not misleading or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation under the Securities Act, the Exchange Act or any state securities law (the matters in the foregoing clauses (i) through (iii) being collectively referred to as “Violations”). The Company shall reimburse the Purchaser for any reasonable legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 7(a) shall not (i) apply to any Claims arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of any Indemnified Party expressly for use in connection with the preparation of the Registration Statement or any such amendment thereof or supplement thereto; (ii) be available to the extent such Claim is based on a failure of the Purchaser to deliver or cause to be delivered the prospectus made available by the Company; or (iii) apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld. The Purchaser will indemnify the Company, its officers, directors and agents (including legal counsel) (each an “Indemnified Party”) against any claims arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to the Company, by or on behalf of such Purchaser, expressly for use in connection with the preparation of the Registration Statement, subject to such limitations and conditions set forth in this Section 7. The Purchaser shall reimburse the Company for any reasonable legal fees or other reasonable expenses incurred by it in connection with investigating or defending any such Claim. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party, and shall survive the offering and transfer of the Registrable Securities by the Purchaser.

                (b)       Promptly after receipt by an Indemnified Party under this Section 7 of notice of the commencement of any action (including any governmental action), such Indemnified Party shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section 7, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Party, as the case may be; provided, however, that an Indemnified Party shall have the right to retain its own counsel with the reasonable fees and expenses to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Indemnified Party and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Party under this Section 7 except to the extent that the indemnifying party is prejudiced in its ability to defend such action. The indemnification required by this Section 7 shall be made by periodic payments of the amount thereof during the course of the investigation or defense as such expense, loss, damage or liability is incurred and is due and payable.

                8.        Contribution. To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 7 to the fullest extent permitted by law; provided, however, that (a) no contribution shall be made under circumstances where the maker would not have been liable for indemnification under the fault standards set forth in Section 7; (b) no seller of Registrable Securities guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any seller of Registrable Securities who was not guilty of such fraudulent misrepresentation; and (c) except where the seller has committed fraud (other than a fraud by reason of the information included or omitted from the Registration Statement as to which the Company has not given notice as contemplated under Section 4 hereof) or intentional misconduct, contribution by any seller of Registrable Securities shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Registrable Securities.

                9.       Reports under Securities Act and Exchange Act. With a view to making available to the Purchaser the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the SEC that may at any time permit Purchaser to sell securities of the Company to the public without Registration (“Rule 144”), the Company agrees to:

                (a)       make and keep public information available, as those terms are understood and defined in Rule 144;

                (b)       file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act;

                (c)       furnish to the Purchaser so long as the Purchaser owns Registrable Securities, promptly upon request, (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act , a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company and (iii) such other information as may be reasonably requested to permit the Purchaser to sell such securities pursuant to Rule 144 without Registration.

                10.        Assignment of the Registration Rights. The rights to have the Company register Registrable Securities pursuant to this Agreement shall be automatically assigned by the Purchaser to any transferee of the Registrable Securities (or all or any portion of any unconverted Debenture) only if the Company is, within a reasonable time after such transfer or assignment, furnished with written notice of (a) the name and address of such transferee or assignee and (b) the securities with respect to which such registration rights are being transferred or assigned.

                11.        Amendment of Registration Rights. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Purchaser. Any amendment or waiver affected in accordance with this Section 11 shall be binding upon the Purchaser and the Company.

                12.        Miscellaneous.

                (a)         A person or entity is deemed to be a purchaser of Registrable Securities whenever such person or entity owns of record such Registrable Securities. If the Company receives conflicting instructions, notices or elections from two or more persons or entities with respect to the same Registrable Securities, the Company shall act upon the basis of instructions, notice or election received from the registered owner of such Registrable Securities.

                (b)         Notices required or permitted to be given hereunder shall be given in the manner contemplated by the Purchase Agreement, (i) if to the Company or to the Purchaser, to their respective address and the address of their counsel as contemplated by the Purchase Agreement, and (ii) if to any other transferee purchaser, at such address as such purchaser shall have provided in writing to the Company, or at such other address as each such party furnishes by notice given in accordance with this Section 12(b).

                (c)         Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

                (d)         This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. Each of the parties consents to the jurisdiction of the federal courts or the state courts of the State of Delaware in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions. To the extent determined by such court, the Company shall reimburse the Purchaser for any reasonable legal fees and disbursements incurred by the Purchaser in enforcement of or protection of any of its rights under this Agreement.

                (e)         EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

                (f)         If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

                (g)         Subject to the requirements of Section 10 of this Agreement, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto.

                (h)         All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

                (i)         The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning thereof.

                (j)         This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. This Agreement, once executed by a party, may be delivered to the other party hereto by telephone line facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

                (k)         This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof. This Agreement may be amended only by an instrument in writing signed by the party to be charged with enforcement thereof.

                (l)         The Company acknowledges that any failure by the Company to perform its obligations under Section 4(a) hereof, or any delay in such performance could result in loss to the Purchaser, and the Company agrees that, in addition to any other liability the Company may have by reason of such failure or delay, the Company shall be liable for all direct damages caused by any such failure or delay, unless the same is the result of force majeure. Neither party shall be liable for consequential damages.

[Signature Page Follows]

                IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

COMPANY:

ELECTRO ENERGY, INC.

By:	_____________________________
Name: Timothy E. Coyne
Title: Chief Financial Officer

PURCHASER:

THE QUERCUS TRUST

By:	_____________________________
Name:
Title: